EXHIBIT 99.1

FOR RELEASE MAY 9, 2011

SOURCE: Uni-Pixel, Inc.

UniPixel Signs Joint Development Agreement with SKYFIBER

THE WOODLANDS, Texas — May 9, 2011 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Clearly Superior™ Performance Engineered Films to the touch screen, flexible electronics, lighting and display markets, has entered into a joint development agreement with SKYFIBER™, a global leader in Optical Wireless Broadband technology.

Together with SKYFIBER, UniPixel will develop the electrical optical polymer materials and device fabrication know-how to enable high-performance, ‘free space’ laser communication systems to be manufactured and marketed by SKYFIBER. Free space optical communications is the transmission of data via light beams, which eliminates the need for costly fiber optic cable and licensing of RF spectrum.

Today, optical wireless broadband or “OWB” can transmit voice, video and data at speeds up to 1.25 gigabits per second (Gbps), and in the near future is expected to top speeds of 10 Gbps, more than 8,000 times the capacity of a traditional ‘high speed’ connection, like DSL. The joint development agreement with SKYFIBER involves the creation of a high-speed free space optical communications system that could ultimately achieve transmission speeds of 40 Gbps, which would be made possible by the unique characteristics of UniPixel’s Performance Engineered Films.

“Our joint development effort with SKYFIBER follows the key elements in our ‘blue print’ for success at UniPixel, which focus on three core aspects of our Performance Engineered Film platform, which is design, mastering and manufacturing,” said UniPixel's president and chief executive officer, Reed Killion. “We are excited about the opportunity to work with SKYFIBER on delivering this breakthrough technology, which has the potential to solve the ‘last mile’ connectivity cost problem in high-speed optical wireless data communications, particularly in developing countries.”

SKYFIBER’s president and chief executive officer, David Achim, commented: “We are looking forward to working closely with UniPixel in the development of our next-generation Optical Wireless System. Their Performance Engineered Film platform comes to us as the most advanced in the world, and we believe it will play a critical role in achieving greater, industry-leading bandwidth. UniPixel’s innovative culture and strong understanding of IP and value creation offers the perfect complement to SKYFIBER’s rich patent portfolio that significantly differentiates our products and services from our competitors."

About SKYFIBER
SKYFIBER™ is the world’s leading provider of Optical Wireless Broadband, a technology that delivers Gigabit bandwidth at a lower cost than any traditional technologies including Fiber and Microwave RF. Global industry leaders rely on SKYFIBER to solve critical challenges in enterprise broadband networks, carrier network solutions, emergency response networks, mobility backhaul and overlay networks, municipality and campus solutions, government and secure communications, last mile connectivity and more. The company is based in Bryan, Texas with additional offices in Dallas, Texas; Philadelphia, Pennsylvania; and San Jose, California. For more information about SKYFIBER, visit www.skyfiber.com.

About UniPixel, Inc.
Headquartered in The Woodlands, Texas, UniPixel delivers Clearly Superior™ Performance Engineered Films to the Lighting & Display, Solar and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas, combined with a thin film conductive element. The company offers its films as sub-components for use in LCD, FSC – LCD and its Time Multiplexed Optical Shutter (TMOS) display technology as a back light film and active film sub-component. The company is shipping its Clearly Superior™ Finger Print Resistant protective cover films for multiple touch enabled devices. UniPixel sells its films under the Clearly Superior™ brand, as well as private label and OEM. For further information visit www.unipixel.com.

Company Contact:
Jeffrey Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Liolios Group
Scott Liolios or Ron Both
Tel 949-574-3860
info@liolios.com